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                                                                     EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION
                                      OF
                      FIRST HORIZON ASSET SECURITIES INC.


     The undersigned person, acting as sole incorporator of the corporation pursuant to the Delaware General Corporation Law, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts stated herein are true:

                                   ARTICLE I

     The name of the Corporation is First Horizon Asset Securities Inc. (the "Corporation").

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801, County of New Castle, Delaware. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation are:

     (a) to purchase or otherwise acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with (i) mortgage loans, certificates or other securities guaranteed by the Government National Mortgage Association; (ii) mortgage loans, certificates or other securities issued or guaranteed by the Federal National Mortgage Association; (iii) mortgage loans, certificates or other securities issued or guaranteed by the Federal Home Loan Mortgage Corporation; and (iv) senior and junior lien mortgage loans (including, among others, manufactured housing contracts and home equity loans), mortgage pass-through certificates, collateralized mortgage obligations, subordinated classes or residual interests issued by any Person or entity, or any other types of mortgage-related securities (collectively, clauses (i) through (iv) are referred to as the "Mortgage Collateral");

     As used herein, the term "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     (b) to authorize, issue, hold, retain an interest in (including a subordinated interest), sell, deliver or otherwise deal with (i) bonds, notes or other obligations secured primarily by one or more types, as described in paragraph (a) of this Article III, of Mortgage Collateral ("Bonds") or (ii pass-through or participation certificates which evidence an interest in pools of Mortgage Collateral ("Pass-Through Certificates");
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     (c)  to act as settlor or depositor of trusts formed to issue Bonds or
Pass-Through Certificates and to invest in or sell the beneficial interest in such trusts;

     (d) to use proceeds of the sale of Bonds or Pass-Through Certificates in connection with the funding or acquisition of Mortgage Collateral;

     (e) to transfer, pledge or assign the rights to any amounts remitted or to be remitted to the Corporation by any trustee under an indenture, pooling and servicing agreement, trust agreement or other agreement entered into with the Corporation in connection with the issuance of the Bonds or Pass-Through Certificates by the Corporation or by any trust or partnership established by the Corporation;

     (f) to engage in and perform any actions which are necessary or appropriate to qualify under any government-sponsored programs relating to Mortgage Collateral; and

     (g) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to the foregoing and necessary or convenient to accomplish the foregoing, including the ability to hold or make such interim investments as may be required to be pledged by the Corporation as a condition to receiving the desired rating on any Bonds or Pass-Through Certificates issued by the Corporation pursuant to paragraph (b) of this Article III, plus any investment income on such investments, with such investments to include any investments permitted under any indenture pursuant to which the Corporation shall issue Bonds or under any pooling and servicing agreement or other agreement pursuant to which the Corporation shall issue Pass-Through Certificates.

                                  ARTICLE IV

     The Corporation shall have perpetual existence.

                                   ARTICLE V

     The number of directors constituting the Board of Directors shall be provided in the Bylaws of the Corporation, as the same may be amended from time to time.

                                  ARTICLE VI

     All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of this power, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

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                                  ARTICLE VII

     Election of directors need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

                                 ARTICLE VIII

     The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of capital stock consisting of One Thousand (1,000) shares of Common Stock, $.01 par value per share.

                                  ARTICLE IX

     The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following persons shall serve as the initial directors of the Corporation until the first annual meeting of the stockholders or until their successors are duly elected and qualified:

          NAME                           ADDRESS

          J. Kenneth Glass               165 Madison Avenue, Memphis, TN 38103
          James B. Witherow              2974 LBJ Freeway, Dallas, TX 75234


                                   ARTICLE X

     At each election for directors of the Corporation, each stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are directors to be elected, and no stockholder shall ever have the right or be permitted to cumulate his votes on any basis, any and all rights of cumulative voting being hereby expressly denied.

                                  ARTICLE XI

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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                                  ARTICLE XII

     The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article XII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                 ARTICLE XIII

     Subject to item (vi) of Article XVI, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIV

     The name and address of the incorporator is:

          NAME                   ADDRESS

          Mark W. Harris         1717 Main Street, Suite 3700
                                 Dallas, Texas 75201


                                  ARTICLE XV

     At all times during which a series of Bonds or Pass-Through Certificates is outstanding, and except as noted hereafter in the event of death, incapacity, resignation or removal, the Corporation shall have at least one Independent Director. An "Independent Director" shall be an individual who, except in his or her capacity as an Independent Director of the Corporation, is not, and has not been during the two years immediately before such individual's appointment as an Independent Director, (i) a stockholder, director, partner, officer, significant customer, supplier, independent contractor, creditor or employee of the Corporation or its Affiliates; (ii affiliated with a significant customer, supplier, creditor or independent contractor of the Corporation or its Affiliates; (ii a spouse, parent, sibling, or child of any person described by (i) or (ii) above; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an "independent director," "independent trustee" or in a similar capacity for any "special purpose entity" formed by FT Mortgage Companies or any of its Affiliates. In the event of the death, incapacity, resignation or removal of any Independent Director or in the event that any director acting as an Independent Director shall cease to satisfy the eligibility conditions for an Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director. The Board of Directors shall not vote on any matter requiring the vote of an

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Independent Director under this Certificate of Incorporation unless at least one
Independent Director is then serving on the Board.

     As used herein, the term "Affiliate" shall mean, with respect to a Person, any Person other than such Person (i) which owns beneficially, directly or indirectly, any equity interest in such Person, or (ii) which controls or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term "Person" refers to any individual, corporation, partnership, limited liability company, estate, trust (including any beneficiary thereof), association, private foundation within the meaning of Section 509(a) of the Internal Revenue Code of 1986, joint-stock company, unincorporated organization, any government or agency or political subdivision thereof, any group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any other entity.

                                  ARTICLE XVI

     Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the unanimous consent of the Board of Directors, including the Independent Director, do any of the following:

     (i)   engage in any business or activity other than those set forth in
           Article III;

     (ii) incur or assume any indebtedness or guaranty except for such indebtedness or guaranty that (i) may be incurred by the Corporation in connection with the funding of the Corporation's purchase of the Mortgage Collateral and (ii) provides for recourse solely to the assets pledged to secure such indebtedness or guaranty or provides for no recourse to the Corporation and does not constitute a claim against the Corporation in the event that its assets are insufficient to repay such indebtedness or guaranty;

     (iii) dissolve or liquidate, in whole or in part;

     (iv) consolidate or merge with or into any other Person or convey or transfer or lease its property and assets substantially as an entirety to any Person;

     (v) institute proceedings to have the Corporation declared or adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Corporation, or file a petition or consent to a petition seeking reorganization or relief on behalf of the Corporation under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Corporation or a substantial part of the property of the Corporation, or make any assignment for the benefit of the Corporation's creditors, or cause the Corporation to admit in

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           writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any of the foregoing;
           or

     (vi) amend Articles III, XV, XVI or XVII of this Certificate of Incorporation.

                                 ARTICLE XVII

     Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall and the Directors shall cause the Corporation to perform the following:

           (i) maintain the Corporation's books and records and bank accounts separate from those of any other Person;

           (ii) maintain the Corporation's assets in such a manner that it is not costly or difficult to segregate, identify, or ascertain such assets;

           (iii) hold regular Board of Directors and Stockholder meetings, as appropriate, to conduct the business of the Corporation, and observe all other corporate formalities;

          (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person;

          (v) prepare separate tax returns and financial statements, or if part of a consolidated group, then the Corporation will be shown as a separate member of such group;

          (vi) allocate and charge fairly and reasonably any overhead shared with Affiliates;

          (vii) transact all business with Affiliates on an arm's-length basis and pursuant to enforceable agreements;

          (viii) conduct business in its own name, and use separate stationery, invoices, and checks;

          (ix) not commingle its assets or funds with those of any other Person; and

          (x) not assume, guarantee, or pay the debts or obligations of any other Person.


     IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 9th day of March, 1999.



                                       /s/ Mark W. Harris
                                       ------------------------------
                                               Mark W. Harris